UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549


                                 SCHEDULE 13D/A
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                          DARLING INTERNATIONAL, INC.
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                   237266101
                                 (CUSIP Number)

Ms. Sonia E. Gardner                                             with a copy to:
Avenue Capital Group, LLC                             Matthew S. Eisenberg, Esq.
535 Madison Avenue                                          Cobb & Eisenberg LLC
15th Floor                                                        2600 Post Road
New York, New York 10022                                     Southport, CT 06890
(212) 850-7519                                                    (203) 254-0000

                     (Name, Address and Telephone Number of
            Person Authorized to Receive Notices and Communications)

                                 April 20, 2004
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |__|

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 21 pages

CUSIP No. 237266101            13D            Page 2 of 21 Pages
---------- -----------------------------------------------------------
       1 NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          GL Partners II, LLC
---------- -----------------------------------------------------------
       2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a) [ ]
           (b) [ ]
---------- -----------------------------------------------------------
       3 SEC USE ONLY
---------- -----------------------------------------------------------
       4 SOURCE OF FUNDS*
          N/A
---------- -----------------------------------------------------------
       5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)
---------- -----------------------------------------------------------
       6 CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
---------- -----------------------------------------------------------
                        7 SOLE VOTING POWER
                           0
                     ------ ------------------------------------------
    NUMBER OF           8 SHARED VOTING POWER
     SHARES                5,653,730
  BENEFICIALLY       ------ ------------------------------------------
    OWNED BY            9 SOLE DISPOSITIVE POWER
      EACH                 0
    REPORTING        ------ ------------------------------------------
     PERSON             10 SHARED DISPOSITIVE POWER
      WITH                 5,653,730

---------- -----------------------------------------------------------
      11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
          5,653,730**
---------- -----------------------------------------------------------
      12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
          N/A
---------- -----------------------------------------------------------
      13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          8.9%
---------- -----------------------------------------------------------
      14 TYPE OF REPORTING PERSON*
          OO
---------- -----------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No. 237266101            13D            Page 3 of 21 Pages
---------- -----------------------------------------------------------
       1 NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Avenue Capital Partners II, LLC
---------- -----------------------------------------------------------
       2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a) [ ]
           (b) [ ]
---------- -----------------------------------------------------------
       3 SEC USE ONLY
---------- -----------------------------------------------------------
       4 SOURCE OF FUNDS*
          N/A
---------- -----------------------------------------------------------
       5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)
---------- -----------------------------------------------------------
       6 CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
---------- -----------------------------------------------------------
                        7 SOLE VOTING POWER
                           0
                     ------ ------------------------------------------
    NUMBER OF           8 SHARED VOTING POWER
     SHARES                5,653,730
  BENEFICIALLY       ------ ------------------------------------------
    OWNED BY            9 SOLE DISPOSITIVE POWER
      EACH                 0
    REPORTING        ------ ------------------------------------------
     PERSON            10 SHARED DISPOSITIVE POWER
      WITH                 5,653,730

---------- -----------------------------------------------------------
      11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
          5,653,730**
---------- -----------------------------------------------------------
      12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
          N/A
---------- -----------------------------------------------------------
      13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          8.9%
---------- -----------------------------------------------------------
      14 TYPE OF REPORTING PERSON*
          OO
---------- -----------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No. 237266101            13D            Page 4 of 21 Pages
---------- -----------------------------------------------------------
       1 NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Avenue Special Situations Fund II, LP
---------- -----------------------------------------------------------
       2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a) [ ]
           (b) [ ]
---------- -----------------------------------------------------------
       3 SEC USE ONLY
---------- -----------------------------------------------------------
       4 SOURCE OF FUNDS*
          N/A
---------- -----------------------------------------------------------
       5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)
---------- -----------------------------------------------------------
       6 CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
---------- -----------------------------------------------------------
                        7 SOLE VOTING POWER
                           0
                     ------ ------------------------------------------
    NUMBER OF           8 SHARED VOTING POWER
     SHARES                5,653,730
  BENEFICIALLY       ------ ------------------------------------------
    OWNED BY            9 SOLE DISPOSITIVE POWER
      EACH                 0
    REPORTING        ------ ------------------------------------------
     PERSON            10 SHARED DISPOSITIVE POWER
      WITH                 5,653,730

---------- -----------------------------------------------------------
      11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
          5,653,730**
---------- -----------------------------------------------------------
      12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
          N/A
---------- -----------------------------------------------------------
      13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          8.9%
---------- -----------------------------------------------------------
      14 TYPE OF REPORTING PERSON*
          PN
---------- -----------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No. 237266101            13D            Page 5 of 21 Pages
---------- -----------------------------------------------------------
       1 NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Avenue Capital Management II, LLC
---------- -----------------------------------------------------------
       2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a) [ ]
           (b) [ ]
---------- -----------------------------------------------------------
       3 SEC USE ONLY
---------- -----------------------------------------------------------
       4 SOURCE OF FUNDS*
          N/A
---------- -----------------------------------------------------------
       5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)
---------- -----------------------------------------------------------
       6 CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
---------- -----------------------------------------------------------
                        7 SOLE VOTING POWER
                           0
                     ------ ------------------------------------------
    NUMBER OF           8 SHARED VOTING POWER
     SHARES                6,763,730
  BENEFICIALLY       ------ ------------------------------------------
    OWNED BY            9 SOLE DISPOSITIVE POWER
      EACH                 0
    REPORTING        ------ ------------------------------------------
     PERSON            10 SHARED DISPOSITIVE POWER
      WITH                 6,763,730

---------- -----------------------------------------------------------
      11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
          6,763,730**
---------- -----------------------------------------------------------
      12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
          N/A
---------- -----------------------------------------------------------
      13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          10.6%
---------- -----------------------------------------------------------
      14 TYPE OF REPORTING PERSON*
          IA
---------- -----------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No. 237266101            13D            Page 6 of 21 Pages
---------- -----------------------------------------------------------
       1 NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Avenue Investments, LP
---------- -----------------------------------------------------------
       2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a) [ ]
           (b) [ ]
---------- -----------------------------------------------------------
       3 SEC USE ONLY
---------- -----------------------------------------------------------
       4 SOURCE OF FUNDS*
          N/A
---------- -----------------------------------------------------------
       5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)
---------- -----------------------------------------------------------
       6 CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
---------- -----------------------------------------------------------
                        7 SOLE VOTING POWER
                           0
                    ------ -------------------------------------------
    NUMBER OF           8 SHARED VOTING POWER
     SHARES                270,000
  BENEFICIALLY      ------ -------------------------------------------
    OWNED BY            9 SOLE DISPOSITIVE POWER
      EACH                 0
    REPORTING       ------ -------------------------------------------
     PERSON            10 SHARED DISPOSITIVE POWER
      WITH                 270,000

---------- -----------------------------------------------------------
      11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
          270,000**
---------- -----------------------------------------------------------
      12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
          N/A
---------- -----------------------------------------------------------
      13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.4%
---------- -----------------------------------------------------------
      14 TYPE OF REPORTING PERSON*
          PN
---------- -----------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No. 237266101            13D            Page 7 of 21 Pages
---------- -----------------------------------------------------------
       1 NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Avenue Partners, LLC
---------- -----------------------------------------------------------
       2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a) [ ]
           (b) [ ]
---------- -----------------------------------------------------------
       3 SEC USE ONLY
---------- -----------------------------------------------------------
       4 SOURCE OF FUNDS*
          N/A
---------- -----------------------------------------------------------
       5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)
---------- -----------------------------------------------------------
       6 CITIZENSHIP OR PLACE OF ORGANIZATION
          New York
---------- -----------------------------------------------------------
                        7 SOLE VOTING POWER
                           0
                     ------ ------------------------------------------
    NUMBER OF           8 SHARED VOTING POWER
     SHARES                270,000
  BENEFICIALLY       ------ ------------------------------------------
    OWNED BY            9 SOLE DISPOSITIVE POWER
      EACH                 0
    REPORTING        ------ ------------------------------------------
     PERSON            10 SHARED DISPOSITIVE POWER
      WITH                 270,000

---------- -----------------------------------------------------------
      11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
          270,000**
---------- -----------------------------------------------------------
      12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
          N/A
---------- -----------------------------------------------------------
      13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.4%
---------- -----------------------------------------------------------
      14 TYPE OF REPORTING PERSON*
          OO
---------- -----------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No. 237266101            13D            Page 8 of 21 Pages
---------- -----------------------------------------------------------
       1 NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Avenue Advisors, LLC
---------- -----------------------------------------------------------
       2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a) [ ]
           (b) [ ]
---------- -----------------------------------------------------------
       3 SEC USE ONLY
---------- -----------------------------------------------------------
       4 SOURCE OF FUNDS*
          N/A
---------- -----------------------------------------------------------
       5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)
---------- -----------------------------------------------------------
       6 CITIZENSHIP OR PLACE OF ORGANIZATION
          New York
---------- -----------------------------------------------------------
                        7 SOLE VOTING POWER
                           0
                     ------ ------------------------------------------
    NUMBER OF           8 SHARED VOTING POWER
     SHARES                270,000
  BENEFICIALLY       ------ ------------------------------------------
    OWNED BY            9 SOLE DISPOSITIVE POWER
      EACH                 0
    REPORTING        ------ ------------------------------------------
     PERSON            10 SHARED DISPOSITIVE POWER
      WITH                 270,000

---------- -----------------------------------------------------------
      11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
          270,000**
---------- -----------------------------------------------------------
      12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
          N/A
---------- -----------------------------------------------------------
      13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.4%
---------- -----------------------------------------------------------
      14 TYPE OF REPORTING PERSON*
          OO
---------- -----------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No. 237266101            13D            Page 9 of 21 Pages
---------- -----------------------------------------------------------
       1 NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Avenue International, Ltd.
---------- -----------------------------------------------------------
       2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a) [ ]
           (b) [ ]
---------- -----------------------------------------------------------
       3 SEC USE ONLY
---------- -----------------------------------------------------------
       4 SOURCE OF FUNDS*
          N/A
---------- -----------------------------------------------------------
       5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)
---------- -----------------------------------------------------------
       6 CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
---------- -----------------------------------------------------------
                        7 SOLE VOTING POWER
                           0
                    ------ -------------------------------------------
    NUMBER OF           8 SHARED VOTING POWER
     SHARES                990,000
  BENEFICIALLY      ------ -------------------------------------------
    OWNED BY            9 SOLE DISPOSITIVE POWER
      EACH                 0
    REPORTING       ------ -------------------------------------------
     PERSON            10 SHARED DISPOSITIVE POWER
      WITH                 990,000

---------- -----------------------------------------------------------
      11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
          990,000**
---------- -----------------------------------------------------------
      12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
          N/A
---------- -----------------------------------------------------------
      13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.6%
---------- -----------------------------------------------------------
      14 TYPE OF REPORTING PERSON*
          OO
---------- -----------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No. 237266101            13D            Page 10 of 21 Pages
---------- -----------------------------------------------------------
       1 NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Avenue International Advisors, LLC
---------- -----------------------------------------------------------
       2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a) [ ]
           (b) [ ]
---------- -----------------------------------------------------------
       3 SEC USE ONLY
---------- -----------------------------------------------------------
       4 SOURCE OF FUNDS*
          N/A
---------- -----------------------------------------------------------
       5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)
---------- -----------------------------------------------------------
       6 CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
---------- -----------------------------------------------------------
                        7 SOLE VOTING POWER
                           0
                    ------ -------------------------------------------
    NUMBER OF           8 SHARED VOTING POWER
     SHARES                990,000
  BENEFICIALLY      ------ -------------------------------------------
    OWNED BY            9 SOLE DISPOSITIVE POWER
      EACH                 0
    REPORTING       ------ -------------------------------------------
     PERSON            10 SHARED DISPOSITIVE POWER
      WITH                 990,000

---------- -----------------------------------------------------------
      11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
          990,000**
---------- -----------------------------------------------------------
      12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
          N/A
---------- -----------------------------------------------------------
      13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.6%
---------- -----------------------------------------------------------
      14 TYPE OF REPORTING PERSON*
          OO
---------- -----------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No. 237266101            13D            Page 11 of 21 Pages
---------- -----------------------------------------------------------
       1 NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Avenue Special Situations Fund III, LP
---------- -----------------------------------------------------------
       2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a) [ ]
           (b) [ ]
---------- -----------------------------------------------------------
       3 SEC USE ONLY
---------- -----------------------------------------------------------
       4 SOURCE OF FUNDS*
          N/A
---------- -----------------------------------------------------------
       5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)
---------- -----------------------------------------------------------
       6 CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
---------- -----------------------------------------------------------
                        7 SOLE VOTING POWER
                           0
                    ------ -------------------------------------------
    NUMBER OF           8 SHARED VOTING POWER
     SHARES                1,110,000
  BENEFICIALLY      ------ -------------------------------------------
    OWNED BY            9 SOLE DISPOSITIVE POWER
      EACH                 0
    REPORTING       ------ -------------------------------------------
     PERSON            10 SHARED DISPOSITIVE POWER
      WITH                 1,110,000

---------- -----------------------------------------------------------
      11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
          1,110,000**
---------- -----------------------------------------------------------
      12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
          N/A
---------- -----------------------------------------------------------
      13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.7%
---------- -----------------------------------------------------------
      14 TYPE OF REPORTING PERSON*
          PN
---------- -----------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No. 237266101            13D            Page 12 of 21 Pages
---------- -----------------------------------------------------------
       1 NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Avenue Capital Partners III, LLC
---------- -----------------------------------------------------------
       2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a) [ ]
           (b) [ ]
---------- -----------------------------------------------------------
       3 SEC USE ONLY
---------- -----------------------------------------------------------
       4 SOURCE OF FUNDS*
          N/A
---------- -----------------------------------------------------------
       5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)
---------- -----------------------------------------------------------
       6 CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
---------- -----------------------------------------------------------
                        7 SOLE VOTING POWER
                           0
                    ------ -------------------------------------------
    NUMBER OF           8 SHARED VOTING POWER
     SHARES                1,110,000
  BENEFICIALLY      ------ -------------------------------------------
    OWNED BY            9 SOLE DISPOSITIVE POWER
      EACH                 0
    REPORTING       ------ -------------------------------------------
     PERSON            10 SHARED DISPOSITIVE POWER
      WITH                 1,110,000

---------- -----------------------------------------------------------
      11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
          1,110,000**
---------- -----------------------------------------------------------
      12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
          N/A
---------- -----------------------------------------------------------
      13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.7%
---------- -----------------------------------------------------------
      14 TYPE OF REPORTING PERSON*
          OO
---------- -----------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No. 237266101            13D            Page 13 of 21 Pages
---------- -----------------------------------------------------------
       1 NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          GL Partners III, LLC
---------- -----------------------------------------------------------
       2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a) [ ]
           (b) [ ]
---------- -----------------------------------------------------------
       3 SEC USE ONLY
---------- -----------------------------------------------------------
       4 SOURCE OF FUNDS*
          N/A
---------- -----------------------------------------------------------
       5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)
---------- -----------------------------------------------------------
       6 CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
---------- -----------------------------------------------------------
                        7 SOLE VOTING POWER
                           0
                    ------ -------------------------------------------
    NUMBER OF           8 SHARED VOTING POWER
     SHARES                1,110,000
  BENEFICIALLY      ------ -------------------------------------------
    OWNED BY            9 SOLE DISPOSITIVE POWER
      EACH                 0
    REPORTING       ------ -------------------------------------------
     PERSON            10 SHARED DISPOSITIVE POWER
      WITH                 1,110,000

---------- -----------------------------------------------------------
      11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
          1,110,000**
---------- -----------------------------------------------------------
      12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
          N/A
---------- -----------------------------------------------------------
      13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.7%
---------- -----------------------------------------------------------
      14 TYPE OF REPORTING PERSON*
          OO
---------- -----------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No. 237266101            13D            Page 14 of 21 Pages
---------- -----------------------------------------------------------
       1 NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Marc Lasry
---------- -----------------------------------------------------------
       2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a) [ ]
           (b) [ ]
---------- -----------------------------------------------------------
       3 SEC USE ONLY
---------- -----------------------------------------------------------
       4 SOURCE OF FUNDS*
          N/A
---------- -----------------------------------------------------------
       5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)
---------- -----------------------------------------------------------
       6 CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
---------- -----------------------------------------------------------
                        7 SOLE VOTING POWER
                           0
                    ------ -------------------------------------------
    NUMBER OF           8 SHARED VOTING POWER
     SHARES                8,023,730
  BENEFICIALLY      ------ -------------------------------------------
    OWNED BY            9 SOLE DISPOSITIVE POWER
      EACH                 0
    REPORTING       ------ -------------------------------------------
     PERSON            10 SHARED DISPOSITIVE POWER
      WITH                 8,023,730

---------- -----------------------------------------------------------
      11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
          8,023,730**
---------- -----------------------------------------------------------
      12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
          N/A
---------- -----------------------------------------------------------
      13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          12.6%
---------- -----------------------------------------------------------
      14 TYPE OF REPORTING PERSON*
          IN
---------- -----------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

     The following constitutes Amendment No. 1 ("Amendment No. 1") to the
Schedule 13D filed by the undersigned on September 22, 2003(the "Schedule 13D"). This Amendment No. 1 amends the Schedule 13D as specifically set forth. Defined terms not otherwise defined herein shall have the meanings ascribed to them in the Schedule 13D.

Item 5.   Interest in Securities of the Issuer

Item 5(a) is hereby amended and restated in its entirety to read as follows:

(a) According to information set forth in the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2004, there were 63,726,060 shares of Common Stock issued and outstanding at March 16, 2004. Based upon such information, and taking into account the transactions described in Item 5(c) below, as of the date hereof the Reporting Persons report beneficial ownership as follows:

     a. Avenue Investments, LP owns directly 270,000 shares of Common Stock, constituting 0.4% of the Company's outstanding shares, which shares may be deemed to be beneficially indirectly owned by Avenue Partners, LLC (in its capacity as general partner), Avenue Advisors, LLC (in its capacity as investment advisor), and Mr. Lasry as described below;

     b. Avenue International, Ltd. owns directly 990,000 shares of Common Stock, constituting 1.6% of the Company's outstanding shares, which shares may be deemed to be beneficially indirectly owned by Avenue International Advisors, LLC (in its capacity as investment advisor) and Mr. Lasry as described below;

     c. Avenue Special Situations Fund II, LP owns directly 5,653,730 shares of Common Stock, constituting approximately 8.9% of the Company's outstanding shares, which shares may be deemed to be beneficially indirectly owned by Avenue Capital Partners II, LLC (in its capacity as general partner), GL Partners II, LLC (in its capacity as managing member of the general partner), Avenue Capital Management II, LLC (in its capacity as investment advisor), and Mr. Lasry as described below;

     d. Avenue Special Situations Fund III, LP owns directly 1,110,000 shares of Common Stock, constituting 1.7% of the Company's outstanding shares, which shares may be deemed to be beneficially indirectly owned by Avenue Capital Partners III, LLC (in its capacity as general partner), GL Partners III, LLC (in its capacity as managing member of the general partner), Avenue Capital Management II, LLC (in its capacity as investment advisor), and Mr. Lasry as described below;

As of the date hereof, Mr. Lasry, in his capacity as principal control person of all of the other Reporting Persons, may be deemed to own beneficially indirectly 8,023,730 shares of Common Stock, constituting approximately 12.6% of the Company's outstanding shares, which figure includes the shares owned directly by Avenue Investments, LP, Avenue International, Ltd., Avenue Special Situations Fund II, LP, and Avenue Special Situations Fund III, LP, as described above.

Item 5(c) is hereby amended and restated in its entirety to read as follows:

(c) During the last 60 days, the Reporting Persons sold the following shares of Common Stock on the open market:

Entity                                    Trade Date      Shares     Price/Share
------                                    ----------      ------     -----------
Avenue Special Situations Fund II, LP     03/30/2004      87,800       $3.5595
Avenue Special Situations Fund II, LP     03/31/2004     255,500       $3.5576
Avenue Special Situations Fund II, LP     04/08/2004      90,000       $3.6313
Avenue Special Situations Fund II, LP     04/19/2004      50,000       $3.7754
Avenue Special Situations Fund II, LP     04/19/2004      50,000       $3.7239
Avenue Special Situations Fund II, LP     04/20/2004     481,500       $4.1151


Signatures

     After reasonable inquiry and to the best of my (our) knowledge and belief, I (we) certify that the information set forth in this statement is true, complete and correct.

Date: April 22, 2004

Avenue Investments, LP
By: Avenue Partners, LLC
    Its general partner

/s/ Marc Lasry
-----------------------------
By: Marc Lasry
Title: Managing Member


Avenue Partners, LLC

/s/ Marc Lasry
-----------------------------
By: Marc Lasry
Title: Managing Member

Avenue Advisors, LLC

/s/ Marc Lasry
-----------------------------
By: Marc Lasry
Title: Managing Member


Avenue International, Ltd.

/s/ Marc Lasry
-----------------------------
By: Marc Lasry
Title: Director


Avenue International Advisors, LLC

/s/ Marc Lasry
-----------------------------
By: Marc Lasry
Title: Managing Member


Avenue Special Situations Fund II, LP
By: Avenue Capital Partners II, LLC
    Its general partner
By: GL Partners II, LLC
    Its managing member

/s/ Marc Lasry
-----------------------------
By: Marc Lasry
Title: Managing Member

Avenue Capital Partners II, LLC
By: GL Partners II, LLC
    Its managing member

/s/ Marc Lasry
-----------------------------
By: Marc Lasry
Title: Managing Member


GL Partners II, LLC

/s/ Marc Lasry
-----------------------------
By: Marc Lasry
Title: Managing Member


Avenue Special Situations Fund III, LP
By: Avenue Capital Partners III, LLC
    Its general partner
By: GL Partners III, LLC
    Its managing member

/s/ Marc Lasry
-----------------------------
By: Marc Lasry
Title: Managing Member


Avenue Capital Partners III, LLC
By: GL Partners III, LLC
    Its managing member

/s/ Marc Lasry
-----------------------------
By: Marc Lasry
Title: Managing Member

GL Partners III, LLC

/s/ Marc Lasry
-----------------------------
By: Marc Lasry
Title: Managing Member

Avenue Capital Management II, LLC

/s/ Marc Lasry
-----------------------------
By: Marc Lasry
Title: Managing Member


/s/ Marc Lasry
-----------------------------
Marc Lasry, an individual

Joint Filing Agreement

Avenue Partners, LLC and Avenue Advisors, LLC, each a New York limited liability company; Avenue International Advisors, LLC, Avenue Capital Partners II, LLC, GL Partners II, LLC, Avenue Capital Partners III, LLC, GL Partners III, LLC and Avenue Capital Management II, LLC, each a Delaware limited liability company; Avenue Investments, LP, Avenue Special Situations Fund II, LP, and Avenue Special Situations Fund III, LP, each a Delaware limited partnership; Avenue International, Ltd., a Cayman Islands exempted company; and Marc Lasry, an individual, hereby agree to file jointly the statement on Schedule 13D to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13D, and any amendments thereto, filed on behalf of each of the parties hereto.

Dated: April 22, 2004

Avenue Investments, LP
By: Avenue Partners, LLC
    Its general partner

/s/ Marc Lasry
-----------------------------
By: Marc Lasry
Title: Managing Member


Avenue Partners, LLC

/s/ Marc Lasry
-----------------------------
By: Marc Lasry
Title: Managing Member

Avenue Advisors, LLC

/s/ Marc Lasry
-----------------------------
By: Marc Lasry
Title: Managing Member


Avenue International, Ltd.

/s/ Marc Lasry
-----------------------------
By: Marc Lasry
Title: Director


Avenue International Advisors, LLC

/s/ Marc Lasry
-----------------------------
By: Marc Lasry
Title: Managing Member


Avenue Special Situations Fund II, LP
By: Avenue Capital Partners II, LLC
    Its general partner
By: GL Partners II, LLC
    Its managing member

/s/ Marc Lasry
-----------------------------
By: Marc Lasry
Title: Managing Member

Avenue Capital Partners II, LLC
By: GL Partners II, LLC
    Its managing member

/s/ Marc Lasry
-----------------------------
By: Marc Lasry
Title: Managing Member


GL Partners II, LLC

/s/ Marc Lasry
-----------------------------
By: Marc Lasry
Title: Managing Member


Avenue Special Situations Fund III, LP
By: Avenue Capital Partners III, LLC
    Its general partner
By: GL Partners III, LLC
    Its managing member

/s/ Marc Lasry
-----------------------------
By: Marc Lasry
Title: Managing Member


Avenue Capital Partners III, LLC
By: GL Partners III, LLC
    Its managing member

/s/ Marc Lasry
-----------------------------
By: Marc Lasry
Title: Managing Member

GL Partners III, LLC

/s/ Marc Lasry
-----------------------------
By: Marc Lasry
Title: Managing Member

Avenue Capital Management II, LLC

/s/ Marc Lasry
-----------------------------
By: Marc Lasry
Title: Managing Member


/s/ Marc Lasry
-----------------------------
Marc Lasry, an individual